Exhibit 99.1

TransDigm Announces the Acquisition of Dukes, Inc. and GST Industries, Inc.

CLEVELAND, December 2 /PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG) announced today that it has entered into an agreement to acquire substantially all the assets of Dukes, Inc. and GST Industries, Inc. (collectively “Dukes”) for approximately $96 million in cash, plus the possibility of future payments up to a total of $60 million over four years based on the achievement of certain growth targets that are well above anticipated industry growth. Dukes Inc., which is headquartered in Northridge, CA, and its subsidiary, GST Industries located in Mesa, AZ, are both suppliers of proprietary, highly engineered components primarily to the business jet, regional jet, and military aerospace markets, along with commercial and military helicopter markets. The Company had annual revenues for fiscal year 2009 of approximately $36 million.

For over fifty years, Dukes has primarily designed and manufactured highly engineered valves, while also producing certain pumps, solenoids and related components. The majority of the company’s revenues are business-jet related with significant content on the Cessna family of jets and Hawker Beechcraft Premier and 400XP, as well as Bombardier business and regional jets, Bell 206/407/412/429 and military platforms such as the F-16, F-18, C-130, T-50, and AH-1Z/UH-1Y. Major customers include Cessna, Honeywell, Bombardier, Hawker Beechcraft, Lockheed Martin and Bell.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated stated, “The Dukes business is well known and respected in the aerospace industry. The addition of Dukes to the TransDigm portfolio of companies allows us to continue to expand our existing valve products with offerings across a fuller range of aerospace applications. While 2010 may well be a difficult year for the business jet market, we see significant long-term value creation opportunities in the Dukes business. The proprietary nature of these products along with aftermarket content fit well with our overall business strategy.”

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting, specialized AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers, and starter generators and related components.

WEB SITE: http://www.transdigm.com

CONTACT: Jonathan D. Crandall, Investor Relations, TransDigm Group Incorporated, +1-216-706-2945, ir@transdigm.com